GOLDEN PATRIOT, CORP.

1979 Marcus Avenue, Suite 210

Lake Success, New York 11042

July 19, 2006

Trading Symbols:

GPTC--OTCBB

GPU-- Frankfurt Stock Exchange

Golden Patriot Finalizing Negotiations with Drilling Contractors for Past Producing Uranium Mine

Golden Patriot, Corp. ("Golden Patriot") (FWB:GPU) (OTCBB:GPTC) wishes to announce that it is in the final stages of securing a drill contractor to conduct the upcoming 20-hole drill program on the past producing Lucky Boy Uranium Mine in Gila County, Arizona. A decision on this is expected to be completed shortly.

Recently, Golden Patriot received Government and State approval of the 'Plan of Operations' on the past producing Lucky Boy Uranium Mine in Gila County, Arizona. The Plan of Operations includes: road construction, drill pad construction, as well as a 20-hole drill program for approximately 6000+ feet. Environmental requirements have now been fulfilled and additional work including more geophysics/radiometric, geological sampling and mapping has commenced.

Golden Patriot has also recently increased its land position on this past producing uranium mine, which includes 26 BLM claims.

Golden Patriot has recently been approached by a New York Stock Exchange listed gold company on a potential joint venture or option on one of the gold prospects Golden Patriot holds. Discussions are ongoing and a final decision on this is expected within the next few weeks.

Mr. Brad Rudman, President of Golden Patriot states, "It should be very clear to our shareholders that we are now moving forward at a rapid pace in terms of full-scale operations on the past producing Lucky Boy uranium mine. Uranium prices are near 30-year highs and we are working on a past producing uranium mine. We are confident about the near and short term future of this prospect. Considering our shares are still trading at more than 50% below our recent high, and that fundamentally, as well as operations-wise, we are in a better position now, management feels that our shares may not be accurately reflecting the progress made recently by the company and is quite excited about the coming weeks and months for Golden Patriot."

Golden Patriot has interests in mineral properties involving uranium and gold mining. As it stands, Golden Patriot is one of if not the smallest market capitalized company that has interests in any present or past producing uranium mines.

To receive timely updates and information on any future developments as they occur please email us at info@goldenpatriotcorp.com.

Contact: Brad Rudman

Tel: 212-760-0500

www.goldenpatriotcorp.com

Disclaimer: This announcement may contain forward-looking statements which involve risks and uncertainties that include, among others, limited operating history, limited access to operating capital, factors detailed in the accuracy of geological and geophysical results including drilling and assay reports; the ability to close the acquisition of mineral exploration properties, and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. More information is included in Golden Patriot, Corp. filings with the Securities and Exchange Commission, and may be accessed through the SEC's web site at http://www.sec.gov.